UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 13, 2018

(Date of earliest event reported)

OCI Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36098	90-0936556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mailing Address:	Physical Address:
P.O. Box 1647 Nederland, Texas 77627	5470 N. Twin City Highway Nederland, Texas 77627

(Address of principal executive offices and zip code)

(409) 723-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

SECTION 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Credit Agreement (as defined below) in Item 2.03 is incorporated into this item by reference.

SECTION 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 13, 2018, OCI Partners LP (the “Partnership”) successfully completed the closing of a $455.0 million secured term loan credit facility and a $40.0 million revolving credit facility established pursuant to a Credit Agreement, dated as of March 13, 2018 (the “Credit Agreement”), among the Partnership, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent. The revolving credit facility includes a $20.0 million letter of credit sub-limit.

The term loans were made pursuant to the Credit Agreement in a single borrowing of an aggregate principal amount of $455.0 million on March 13, 2018. The Partnership used the proceeds of the Term Facility to (a) repay in full existing indebtedness of OCI Beaumont LLC, a wholly owned subsidiary of the Partnership (“OCIB”), pursuant to (i) the Term Loan Credit Agreement, dated as of August 20, 2013, among OCIB, as borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent, and (ii) the Revolving Credit Agreement, dated as of April 4, 2014, among OCIB, as borrower, and Bank of America, N.A., as administrative agent, (b) repay in full existing intercompany debt and intercompany payables owed by OCIB to OCI USA Inc. and (c) pay fees and expenses in accordance with the foregoing.

The Partnership’s obligations under the Credit Agreement are secured by a first priority lien on substantially all of the tangible and intangible assets of OCIB and the Partnership. The term loans mature on March 13, 2025, and amortize in quarterly installments equal to 0.25% of the original principal amount thereof. The revolving credit facility matures on March 13, 2020. The initial interest rate on the term loans will accrue interest at a rate equal to, at the Partnership’s option, LIBOR plus 4.25% or a base rate plus 3.25%. Outstanding principal amounts under the revolving credit facility bear interest at an initial interest rate of, at the Partnership’s option, LIBOR plus 3.75% or a base rate plus 2.25%. The interest rate margin for both the revolving credit facility and the term loans are subject to reduction based on changes in our first lien leverage ratio and/or total leverage ratio from time to time.

The Credit Agreement contains provisions for acceleration of the maturity and mandatory prepayment of the term loans and other obligations thereunder upon the occurrence of certain stated events and also for optional prepayments on account of principal of the term loans prior to the maturity thereof upon the terms and conditions specified therein, including a 1% prepayment premium for repricing transactions occurring within 12 months of closing. In addition, the Credit Agreement contains customary covenants by the Partnership and default provisions for the benefit of the lenders, including a requirement that we maintain, on a quarterly basis, (i) a senior secured net leverage ratio not in excess of 5.25:1.00 and (ii) solely for the benefit of the revolving credit facility, an interest coverage of not less than 2.00:1.00. The Credit Agreement permits the Partnership to make any distributions so long as no event of default has occurred and is continuing and the Partnership is in pro forma compliance with the financial maintenance covenants.

The foregoing description of the Credit Agreement and the term loans and revolving credit facility is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of March 13, 2018 among OCI Partners LP, as borrower, various lenders, Barclays Bank plc, as syndication agent, Credit Agricole Corporate and Investment Bank, as documentation agent, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCI Partners LP

By: OCI GP LLC, its general partner

Dated: March 14, 2018	By:	/s/ Ahmed K. El-Hoshy
Ahmed K. El-Hoshy
Chief Executive Officer